As filed with the Securities and Exchange Commission on June 6, 2017

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Post-Effective Amendment No. 1 to
FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Multi Packaging Solutions International Limited
(Exact name of registrant as specified in its charter)

Bermuda	98-1249740
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

Clarendon House, 2 Church Street
Hamilton HM 11, Bermuda
(Address of registrant’s principal executive offices)

Multi Packaging Solutions International Limited 2015 Incentive Award Plan (No. 333-207702)
(Full title of the plan)

Robert B. McIntosh
Executive Vice President and General Counsel
Multi Packaging Solutions International Limited
c/o WestRock Company
501 South 5th Street
Richmond, VA 23219
(804) 444-1000
(Name, address and telephone number of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐		Accelerated filer	☐

Non-accelerated filer	☒	(Do not check if a smaller reporting company)	Smaller reporting company	☐

EXPLANATORY NOTE

This Post-Effective Amendment No. 1 relates to the Registration Statement of Multi Packaging Solutions International Limited (the “Company”) on Form S-8 (Registration No. 333-207702) filed with the Securities and Exchange Commission (the “Commission”) on October 30, 2015 (the “Registration Statement”).  The Registration Statement registered a total of 9,000,000 of the Company’s common shares, par value $1.00 per share (“Common Shares”), issuable pursuant to the Multi Packaging Solutions International Limited 2015 Incentive Award Plan.

On January 23, 2017, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) by and among the Company, WestRock Company, a Delaware Corporation (“WestRock”), and WRK Merger Sub Limited, a Bermuda exempted company and a wholly owned subsidiary of WestRock (“Merger Sub”).  On June 6, 2017, pursuant to the Merger Agreement, Merger Sub was merged with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly owned subsidiary of WestRock.

In connection with the Merger, the offering of securities pursuant to the Registration Statement has been terminated.  In accordance with an undertaking made by the Company in the Registration Statement to remove from registration, by means of a post-effective amendment, any of the securities registered pursuant to the Registration Statement that remain unsold at the termination of the offering, the Company hereby removes from registration all Common Shares registered under the Registration Statement but not sold under the Registration Statement as of the filing date of this post-effective amendment.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to the Registration Statement on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Norcross, State of Georgia, on June 6, 2017.

Multi Packaging Solutions International Limited

By:	/s/ Robert B. McIntosh
Name: Robert B. McIntosh
Title: Executive Vice President and General Counsel

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Steven C. Voorhees	Chief Executive Officer (Principal Executive Officer) and Director	June 6, 2017
Steven C. Voorhees

/s/ Ward H. Dickson	Chief Financial Officer and Executive Vice President (Principal Financial Officer and Principal Accounting Officer) and Director	June 6, 2017
Ward H. Dickson